The Rubicon Project, Inc. 8-K

Exhibit 3.1

CERTIFICATE OF AMENDMENT
OF THE
SIXTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION
OF
THE RUBICON PROJECT, INC.

(Pursuant to Section 242 of the General Corporation Law of the State of Delaware)

The Rubicon Project, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “General Corporation Law”), does hereby certify:

FIRST: That the name of the Corporation is The Rubicon Project, Inc., and that the Corporation was originally incorporated pursuant to the General Corporation Law on April 20, 2007.

SECOND: That the Board of Directors of the Corporation duly adopted resolutions proposing to amend the Sixth Amended and Restated Certificate of Incorporation of the Corporation, and declaring such amendment to be advisable and fair to, and in the best interests of, the Corporation and its stockholders, which resolution setting forth the proposed amendment is as follows:

NOW, THEREFORE, BE IT RESOLVED, that Article I of the Certificate of Incorporation be amended to read in its entirety as follows:

The name of the Corporation is Magnite, Inc. (the “Corporation”).

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THIRD: That this Certificate of Amendment of the Sixth Amended and Restated Certificate of Incorporation of the Corporation has been duly adopted in accordance with Section 242 of the General Corporation Law.

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IN WITNESS WHEREOF, this Certificate of Amendment of the Sixth Amended and Restated Certificate of Incorporation of The Rubicon Project, Inc. has been executed by a duly authorized officer of the Corporation on this 30th day of June, 2020.

THE RUBICON PROJECT, INC.

By:	/s/ Aaron Saltz
	Name:	Aaron Saltz
	Title:	General Counsel and
Corporate Secretary